Exhibit 10.2
BOWNE & CO, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective as of January 1, 1999
Revised as of January 1, 2003
Revised as of December 31, 2008

BOWNE & CO. INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
INTRODUCTION
Bowne & Co., Inc. (the “Corporation”) has adopted the Bowne & Co., Inc. Supplemental Executive Retirement Plan (the “Plan”) as previously amended and restated effective as of January 1, 2003, and as herein amended and restated effective as of December 31, 2008, and as it may be hereafter amended from time to time, to provide additional retirement income and death benefit protection to certain highly compensated employees in recognition of their contribution to the Corporation and other participating affiliated companies in carrying out their senior management responsibilities. The terms and conditions of participation and benefits under the Plan are set out in this document.
All benefits payable under the Plan, which is intended to constitute a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall be paid out of the general assets of the Corporation and other participating affiliated companies. The Corporation may establish and fund a trust in order to aid in providing benefits due under the Plan.
Notwithstanding the provisions of the Plan as amended and restated herein, the portion of a Eligible Employee’s benefit, if any, payable under the provisions of this Plan equal to his Grandfathered Pre-2005 Benefit (as defined herein) shall be subject to the provisions of the Plan as in effect on October 3, 2004 without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.

BOWNE & CO. INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BOWNE & CO., INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE 1. DEFINITIONS
1.01	“Actuarial Equivalent” shall mean the equivalent value when computed on the basis of the average of the mortality rates for males and females (50/50 blend) under the 1994 GAR Mortality Table and an interest rate of five (5) percent per year, compounded annually except with respect to a lump sum determined under Sections 3.03(b)(iii), 3.06(b), and 3.10 which shall be computed using the IRS Interest Rate.

1.02	“Administrative Committee” shall mean the Corporation’s Compensation and Management Development Committee of the Board of Directors, any delegated successor or substitute committee thereto or, during any period of time when no such committee is in existence, the Corporation’s entire Board of Directors. Any action taken by the Corporation’s Administrative and Investment Committee pursuant to a valid delegation by the Administrative Committee shall be considered action taken by the Administrative Committee.

1.03	“Affiliated Company” shall mean any company not participating in the Plan which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes the Company as a member; any trade or business under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

1.04	“Annual Bonus” shall mean the amount, if any, awarded to an Eligible Employee under the Company’s annual incentive program.

1.05	“Average Final Compensation” shall mean the average of the annual Compensation of an Eligible Employee during the five (5) calendar years in the last ten (10) years of his or her employment immediately preceding the date of his or her Termination of Employment with the Company and all Affiliated Companies, or the date he or she ceases to be an Eligible Employee, if earlier, which affords the highest such average; provided, however, if a Member has less than five years of employment with the Company or an Affiliated Company on his or her termination date if such date is after the occurrence of a Change in Control Event, or his or her date of death or the date he or she becomes entitled to a disability Benefit under Section 3.05, the determination of such Member’s Average Final Compensation shall be based on his or her Compensation during all of his or her years of employment with the Company and all Affiliated Companies. In determining a Member’s Average Final Compensation, Annual Bonuses shall be applied to the calendar year in which the services relating to the bonus have been rendered.

1.06	“Beneficiary” shall mean the person or persons designated by a Member as a beneficiary in a time and manner determined by the Administrative Committee. If the Member fails to designate a Beneficiary or if the Beneficiary predeceases the Member, the Member’s spouse shall be the Beneficiary or if no spouse survives the Member, the Member’s estate shall be the Beneficiary. A Member may change his or her designated Beneficiary in a time and manner determined by the Administrative Committee. No Beneficiary designation shall be effective unless and until such designation is presented to and accepted by the Senior Vice President of Human Resources of the Corporation.

1.07	“Benefit Commencement Date” shall mean the first of the month in which an amount is payable on behalf of a Retiree in accordance with the provisions of Section 3.02, 3.04, or 3.05, whichever is applicable.

1.08	“Benefit(s)” shall mean the payments payable under Article 3 of this Plan.

1.09	“Board of Directors” shall mean the Board of Directors of the Corporation.

1.10	“Change in Control Event” shall mean, in accordance with Section 409A of the Code, one of the following:

(a)	The date any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation;

(b)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation;

(c)	The date a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

(d)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets

Any determination of the occurrence of any Change in Control Event made in good faith by the Board of Directors, on the basis of information available at the time to it, shall be conclusive and binding for all purposes.

1.11	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.12	“Company” shall mean the Corporation or any successor by merger, purchase or otherwise, with respect to its employees and such affiliated companies authorized by the Board of Directors, on such terms and conditions as the Board of Directors may determine, to participate in the Plan.

1.13	“Compensation” shall mean the annual base salary paid during a calendar year to an Eligible Employee for services rendered to the Company and the full Annual Bonus accrued for services rendered to the Company during such calendar year including the portion of the Annual Bonus that was deferred pursuant to the Bowne & Co., Inc. Deferred Award Plan, including the 20% match thereon, determined prior to any salary reduction made pursuant to a “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code), or pursuant to a “cafeteria plan” (as defined under Section 125 of the Code) or pursuant to Section 132(f) of the Code. No other remuneration, including but not limited to Long-Term Incentive awards or bonuses, stock options, performance bonuses and sign-on bonuses, will be used to determine Compensation under the Plan, except to the extent otherwise deemed Compensation for purposes of the Plan under the preceding sentence.

1.14	“Corporation” shall mean Bowne & Co., Inc., a Delaware corporation.

1.15	“Credited Service” shall mean, with respect to an Eligible Employee, service rendered with the Company counting completed months of service as one-twelfth of a year of Credited Service. In addition to the foregoing, an Eligible Employee may, subject to the approval of the Chief Executive Officer of the Corporation, be granted additional years of Credited Service (to a maximum of fifteen (15) years) for purposes of determining the amount of certain Benefits under the Plan. In 2004, the SERP was amended to provide that the actual number of years of prior employer service credited may not exceed the actual number of years the participant worked at the Company. Prior employer service is disregarded if an executive terminates employment prior to attainment of age 50. Only years of service with a prior employer (service with a prior employer shall include service with a partnership or periods of self-employment that meet the other requirements of this section and are approved by the Chief Executive Officer of the Corporation) for which the Eligible Employee will receive pension benefits under a qualified defined benefit or defined contribution plan sponsored by the prior employer shall be eligible to be considered as additional years of Credited Service under the Plan. The number of years of Credited Service with a prior employer so granted, if any, and the benefit related to such service for each Eligible Employee shall be communicated in a separate memorandum to each affected Eligible Employee at the time the Eligible Employee becomes a Member, and the record of such grant shall be kept by the Corporation’s Human Resources Department. The months and years of Credited Service granted for service with a prior employer and the benefit offset set forth in the Company’s records related to the prior service credit will be reduced proportionately under uniform rules established by the Administrative Committee as completed months of Credited Service are earned for employment with the Company so as to provide that the Member’s total accumulated years of Credited Service under this Section 1.15 shall not exceed twenty (20).

1.16	“Early Retirement Factor” shall mean an amount by which a Benefit will be reduced because the Retiree’s Benefit Commencement Date precedes his/her Normal Retirement Date. The amount of the reduction shall be equal to 5% for each year and 1/12th of 5% for each month of a fractional year by which the Benefit Commencement Date precedes the first date of the month coincident with or next following the 62nd anniversary of the Member’s birth.

1.17	“Effective Date” shall mean January 1, 1999, with an amended and restated Effective Date of December 31, 2008.

1.18	“Eligible Employee” shall mean an employee who occupies a position of senior management with the Company who has been approved for participation by the Board of Directors or the Chief Executive Officer of the Corporation.

1.19	“Grandfathered Pre-2005 Benefit” shall mean the portion of a Member’s Benefit, if any, that was accrued and vested before January 1, 2005, determined under the provisions of the Plan without regard to any amendments after October 3, 2004 that would cause a material modification for Code Section 409A purposes, adjusted for the passage of time based on actuarial equivalent assumptions and procedures established by the

Administrative Committee in accordance with the provisions of Treasury Regulation. 1.409A-6(a)(3)(iv).

1.20	“IRS Interest Rate” shall mean the annual rate of interest on 30-year Treasury Securities as published in the first full calendar month preceding the calendar quarter in which payment under the Plan is scheduled to begin disregarding any delay in payment pursuant to Section 3.11 of the Plan.

1.21	“Member” shall mean any person included in the membership of the Plan as provided in Article 2.

1.22	“Normal Retirement Date” shall mean the first day of the calendar month coincident with or next following the earlier of the date an Eligible Employee (i) attains age 62 and completes at least five (5) years of employment with the Company or any Affiliated Company, or (ii) completes thirty (30) years of employment with the Company or any Affiliated Company.

1.23	“Pension Plan” shall mean the Bowne Pension Plan, as amended from time to time, and any qualified successor plan thereto.

1.24	“Permanent Disability” shall mean, in accordance with Section 409A of the Code and any regulations and any other guidance thereunder, any one of the following: (1) a disability that makes the Member unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (2) any medically determinable physical or mental impairment that can be expected to result in the Member’s death or can be expected to last for a continuous period of not less than 12 months, for which the Member is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (3) a determination that a Member is totally disabled by the Social Security Administration or Railroad Retirement Board.

1.25	“Plan” shall mean the Bowne & Co., Inc. Supplemental Executive Retirement Plan, as amended from time to time.

1.26	“Retiree” shall mean (a) a Member who retires under the provisions of Section 3.02 on or after his or her Normal Retirement Date, (b) a Member who terminates employment with the Company and all Affiliated Companies and is entitled to a Benefit under the provisions of Section 3.04(a), Section 3.04(b), or Section 3.04(c), or (c) a Member who receives a Benefit under the provisions of Section 3.05.

1.27	“Termination of Employment” shall mean a “Separation from Service” as such term is defined in the regulations under Section 409A of the Code, as modified by the rules described below:
(a)	An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Termination of Employment on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (6-29 month anniversary for a disability leave of absence) or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Employee to be unable to perform the duties of his job or a substantially similar job;

(b)	For purposes of determining whether another organization is an Affiliated Company of the Corporation, common ownership of at least 50% shall be determinative;

(c)	The Corporation specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Termination of Employment with respect to the Employee providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code.
Whether a “Termination of Employment” has occurred shall be determined by the Administrative Committee in accordance with Section 409A of the Code, the regulations and other guidance thereunder, as modified by the rules described above.

ARTICLE 2. MEMBERSHIP
2.01	Eligibility

(a)	Every Member in the employ of the Company on December 31, 2008 shall, subject to the provisions of Section 1.18, continue as a Member of the Plan on such date.

(b)	Every other employee of the Company shall become a Member of the Plan on the first day of the calendar month coincident with or next following the date he or she becomes an Eligible Employee.

2.02	Termination of Membership

An Eligible Employee’s membership under the Plan shall terminate on the later of the date he or she (i) terminates employment with the Company and all Affiliated Companies, (ii) becomes an inactive Member as determined by the Chief Executive Officer of the Corporation or (iii) ceases to accrue Credited Service under the provisions of Section 3.05, unless at that time the Member is a Retiree entitled to a Benefit hereunder. The Credited Service and Benefit accrued to the date a Member is determined to become an inactive Member shall be fully vested, provided the Member has completed five or more years of service with the Company as of the date he or she is determined to be an inactive Member. A Retiree’s membership under the Plan shall terminate as of the date he or she is no longer entitled to a Benefit under the Plan.

ARTICLE 3. AMOUNT AND PAYMENT OF BENEFITS
3.01	Payment of Benefit

Except as otherwise provided in Sections 3.06, 3.07, and 3.10 hereof, Benefits shall be payable by the Company only with respect to a Member who becomes a Retiree, subject to the provisions of Sections 3.09 and 4.07. Such Benefits shall be payable from the general assets of the Company or from any trust the Board of Directors may establish for such purposes, or both, in the form described in 3.03.

3.02	Amount of Benefit

The annual amount of the Benefit payable in the form of a life annuity for the life of a Member who retires commencing on the first of the month following his or her Termination of Employment on or after attaining his or her Normal Retirement Date with the Company and all Affiliated Companies shall be equal to
(a)	2.5 percent of the Member’s Average Final Compensation multiplied by the number of his or her years of Credited Service up to a maximum of twenty (20) years minus
(b)	the sum of (i) the annual amount of pension which is or would be payable to the Member pursuant to the provisions of the Pension Plan in the form of a single life annuity determined as of his or her date of Termination of Employment with the Company and all Affiliated Companies and (ii) the portion of the annual amount of pension which is or would be payable to the Member from another employer’s qualified retirement plan, as set forth in the Company’s records attributable to service which is recognized as Credited Service for purpose of this Section 3.02, and adjusted if necessary as provided in Section 1.15, with the benefit described in clauses (i) and (ii) above calculated based on the assumption that said benefit commenced on the later of (1) the Member’s Normal Retirement Date under this Plan or (2) his or her date of Termination of Employment.
Notwithstanding the foregoing, the Benefit of a Member will not be increased or decreased as a result of changes to the annual amount of pension described in Section 3.02(b)(i) and (ii) other than as may be permitted by Section 409A of the Code, including Treasury Regulation 1.409A-2(a)(9) and Treasury Regulation 1.409A-3((j)(5) thereunder. For purposes of this Section 3.02, if any benefit amount described in clause (b)(ii) above is payable in a form other than a single life annuity, such benefit amount shall be converted to a single life annuity of Actuarial Equivalent value.

3.03	Form of Payment

(a)	Unless a Retiree has made a valid election under paragraph (b) below of an optional form of benefit, as provided herein, Benefits payable hereunder to a Retiree shall be paid in the form of a single life annuity.

(b)	A Member may elect, in writing, to convert the Benefit otherwise payable to him or her into the form of (i) a Ten-Year Certain and Life Annuity, as described in Section 5.02 of the Pension Plan, (ii) a joint and survivor annuity, as described in Section 5.02 of the Pension Plan, or (iii) a lump sum distributed in annual installments over a three-, four-, or five-year period with payments made as of the first of the month following the Member’s Benefit Commencement Date and on the next two, three, or four anniversaries thereof, whichever is applicable; provided that the Member makes and submits to the Administrative Committee an election of such optional form at the (a) later of (i) the time the Member first joins the Plan or December 31, 2008 or (b) as otherwise permitted by the Plan. Notwithstanding the foregoing, a Member who has elected a life annuity form of payment as provided in Treasury Regulation 1.409A-2(b)(2)(ii) may, prior to his or her Benefit Commencement Date, change to another actuarially equivalent life annuity form with the same scheduled first payment date. Furthermore, each installment of the lump sum payments made pursuant to Section 3.03(b)(iii) shall be treated as a right to a separate payment. A Member or Retiree who fails to elect an optional form of benefit payment in a timely manner shall receive his or her Benefit in accordance with paragraph (a) of this Section 3.03 of the Plan. Notwithstanding the foregoing, the Administrative Committee may determine that a Member may make a subsequent election, in writing, of a different form of payment, provided such subsequent election may be made only if it defers the commencement of his or her Benefit at least five years from the date the Benefit would otherwise have commenced. In addition, such election cannot take effect for at least 12 months after the date on which the election is made.

(c)	A Benefit which is payable in any form other than an annuity over the life of a Member shall be the Actuarial Equivalent of the Benefit payable as a life annuity over the Member’s life; provided, however, in determining the amount under clause (iii) of Section 3.03(b), Actuarial Equivalent shall be determined on the basis of the IRS Interest Rate in lieu of the interest rate otherwise used in the determination of Actuarial Equivalent.

(d)	If a Retiree who elects to receive his or her Benefit in the form of annual installments as described in clause (iii) of Section 3.03(b), dies before receiving all elected installments, the remaining payments shall be converted into a single lump sum amount of Actuarial

Equivalent value and paid to the Member’s Beneficiary as soon as practicable following his or her date of death.

3.04	Termination of Employment Before Normal Retirement Date

(a)	A Member who has not reached his or her Normal Retirement Date but who has reached his or her 55th birthday and completed at least five (5) years of employment with the Company or any Affiliated Company may terminate employment with the Company and all Affiliated Companies and shall receive a Benefit, subject to the provisions of Section 3.04(d), Section 3.09, and Section 4.07, commencing on the first day of the month following such Termination of Employment. The Member’s Benefit, if the Benefit Commencement Date precedes the Normal Retirement Date, shall be equal to (i) the difference between (A) the amount determined under the provisions of Section 3.02(a) on the basis of his or her Average Final Compensation and Credited Service as of his or her Termination of Employment and (B) the amount determined under clause (ii) of Section 3.02(b), reduced by the Early Retirement Factor minus (ii) the annual amount of pension which is or would be payable to the Member pursuant to the provisions of the Pension Plan in the form of a single life annuity determined as of his or her Termination of Employment assuming said benefits commenced on the Retiree’s Benefit Commencement Date.

(b)	A Member who has not reached his or her Normal Retirement Date nor his or her 55th birthday, but who terminates employment with the Company and all Affiliated Companies after completing five (5) or more years of employment with the Company or any Affiliated Company shall receive a Benefit, subject to the provisions of Section 3.04(d), Section 3.09, and Section 4.07, commencing on the first day of the month following his or her 55th birthday. The Benefit payable pursuant to the provisions of this Section 3.04(b) shall be equal to (i) the Member’s Benefit determined pursuant to the provisions of Section 3.02(a) on the basis of his or her Average Final Compensation and Credited Service (rendered solely with the Company) as of his or her date of Termination of Employment reduced by the Early Retirement Factor if the Benefit Commencement Date precedes the Normal Retirement Date minus (ii) the pension which is or would be payable to the Member pursuant to the provisions of the Pension Plan in the form of a single life annuity determined as of his or her Termination of Employment assuming said benefits commence on the Retiree’s Benefit Commencement Date. It is the intent that in the absence of a Change in Control Event, if a Member terminates employment before age 55, the Member’s Benefit payable under this paragraph (b) shall be determined solely on the basis of the Credited Service the Member earned while employed by the Company and disregarding any service rendered with a prior employer and any related offset as set forth in the Company’s records.

(c)	Notwithstanding the provisions of Section 3.04(b), a Member who is terminated without Cause (defined below) by the Company after he or she has reached his or her 50th birthday but before he or she has reached his or her 55th birthday and after completing five (5) or more years of employment with the Company and any Affiliated Companies, shall receive a Benefit, subject to the provisions of Section 3.04(d), Section 3.09, and Section 4.07, commencing on the first day of the month following his or her 55th birthday. The Benefit payable pursuant to the provisions of this Section 3.04(c) shall be equal to (i) the difference between (A) the amount determined under the provisions of Section 3.02(a) on the basis of his or her Average Final Compensation and Credited

Service as of his or her Termination of Employment and (B) the amount determined under clause (ii) of Section 3.02(b), reduced by the Early Retirement Factor if the Benefit Commencement Date precedes the Normal Retirement Date minus (ii) the annual amount of pension which is or would be payable to the Member pursuant to the provisions of the Pension Plan in the form of a single life annuity determined as of his or her Termination of Employment assuming said benefits commenced on the Retiree’s Benefit Commencement Date. For the purposes of this Section 3.04(c) only, Cause shall include, but not be limited to, (i) the employee’s refusal or inability to perform his or her duties, (ii) the employee’s failure to abide by the policies promulgated by the Company, including, but not limited to, the Company’s Stock Trading Policy and its policy against Harassment, and (iii) the employee’s breach of a fiduciary duty owed to the Company, including but not limited to, the failure to abide by the Confidentiality Agreement signed by the employee.

(d)	Notwithstanding the foregoing, the Administrative Committee may determine that a Member may elect, in writing, to defer commencement of his or her Benefit payable under Section 3.04(a), (b), or (c) or Section 3.05(b) until the first day of any month following his or her Termination of Employment but not later than his or her Normal Retirement Date, provided such election may be made only if it (i) defers the commencement of his or her Benefit at least five years from the date the Benefit would otherwise have commenced and (ii) such new Benefit Commencement Date is not past his or her Normal Retirement Date. In addition, such election cannot take effect for at least 12 months after the date on which the election is made.

3.05	Disability Benefit

(a)	An Eligible Employee who has not reached his or her Normal Retirement Date and who is determined to have a Permanent Disability prior to his or her Termination of Employment, but after completing five (5) or more years of employment with the Company or any Affiliated Company shall continue to be credited with Credited Service until the earlier of (i) the date he or she reaches his or her Normal Retirement Date or (ii) the date Benefit payments commence under this Section 3.05. Upon reaching his or her Normal Retirement Date, such disabled Eligible Employee shall receive a Benefit equal to an amount determined under Section 3.02, based on his or her Average Final Compensation at the time he or she ceased employment on account of said Permanent Disability and his or her Credited Service based on Section 1.15 and the preceding provisions of this Section 3.05.

(b)	Notwithstanding the foregoing, at the time an Eligible Employee first joins the Plan, an Eligible Employee may elect to cease receiving benefit accruals and commence payment of his or her Benefit prior to his or her Normal Retirement Date as of the time the Eligible Employee suffers the Permanent Disability. Such election will take effect if the Eligible Employee is ever determined to have a Permanent Disability. In that event, such disabled Eligible Employee shall be entitled to a Benefit in an amount determined under Section 3.04(a) based on his or her Average Final Compensation at the time he or she ceased employment on account of said Permanent Disability and his or her Credited Service as of the date he or she has elected to commence payment hereunder determined pursuant to the provisions of Section 1.15 and the preceding provisions of this Section 3.05.

3.06	Pre-Retirement Death Benefit

If a Member dies prior to his or her Termination of Employment with the Company or an Affiliated Company or while accruing Credited Service under the provisions of Section 3.05 (or while the Member would be accruing Credited Service but for the limit in Section 1.15 applicable to Credited Service), a death benefit shall be payable to his or her Beneficiary as hereinafter provided. Such death Benefit shall be equal to fifty percent (50%) of the Member’s Average Final Compensation determined as of his or her date of death reduced by the amount payable on his or her behalf under the Pension Plan assuming the payment of such amount commenced as of the first date of the month following the Member’s death. Such Benefit shall be payable each year for a ten-year period to the Member’s designated Beneficiary commencing within 90 days of the Member’s date of death. In the event the Member’s Beneficiary does not survive the ten-year period, the remaining payments shall be paid pursuant to the original schedule to the named beneficiary of the Member’s Beneficiary, and if none, to the spouse of the Member’s Beneficiary or if no spouse survives the Member’s Beneficiary, to the estate of the Member’s Beneficiary.

3.07	Restoration of Service

If a Retiree is restored to employment with the Company or an Affiliated Company, the payments under the Plan shall not be discontinued and shall continue without change or interruption. The Retiree shall not become an active Member of the Plan upon re-employment.

3.08	Change of Beneficiary After Retirement

In the event a Benefit commences to be paid under this Article 3 to a Retiree in a form other than an annuity for the life of the Retiree only, the Retiree may, at any time, upon written notice accepted by the Senior Vice President of Human Resources of the Corporation, change the Beneficiary under this Plan to any other person. Unless required by applicable law, in the event of a change of Beneficiary hereunder, no consent of the Beneficiary previously designated will be required. However payments under this Plan to any Beneficiary named by the Retiree shall be payable in the same amount and for the same duration as the benefits that would have been payable to the person named as Beneficiary by the Retiree when his or her benefits under the Plan commenced to be paid. Such designation shall remain in force until revoked by the Retiree by the filing with and acceptance of a new beneficiary form with the Senior Vice President of Human Resources of the Corporation.

3.09	Non-competition

A Member or Retiree shall not:
(a)	disclose any confidential information or trade secrets derived from the Company or any Affiliated Company to a competitor of the Company or any Affiliated Company;

(b)	disclose to any person information which, whether or not derived from the Company or any Affiliated Company, would be beneficial to a competitor of the Company or any Affiliated Company;

(c)	make investments in the aggregate of more than one percent (1%) of the capital of a competing business either in the form of a stock purchase, contribution to capital, loan or any other form, or any combination of the foregoing;

(d)	render or give advice or assistance to a competing business whether as a consultant or otherwise;

(e)	become an officer or director of a corporation or member of a partnership or trustee of a trust which conducts, by itself or through one or more subsidiaries, a competing business or become an employee of such corporation, partnership, trust, or business.
If any of the above shall occur, all Benefits which the Retiree has previously received must be repaid to the Company and all benefits which would otherwise be payable under the Plan to him or her shall be forfeited in their entirety, and the Company shall have no further obligations hereunder.

The foregoing non-competition provisions shall apply to lines of business in which the Company or any Affiliated Company is engaged during the term of the Member’s employment or at the time of the termination of the Member’s employment, and shall not apply to new lines of business engaged in by the Company or any Affiliated Company subsequent to the termination of the Member’s employment.

3.10	Change in Control Provisions
Notwithstanding any provisions of this Plan to the contrary, in the event a Change in Control Event occurs:
(a)	If a Member who was employed by the Company or an Affiliated Company on the date a Change in Control occurs, terminates employment with the Company and all Affiliated Companies for any reason within two years of the date a Change in Control Event occurs:
(i)	the requirement that Members must complete five (5) or more years of service with the Company prior to eligibility to commence a Benefit shall be waived for such Member;

(ii)	the Member shall be entitled to receive a Benefit, subject to the provisions of this Section 3.10, calculated as of the first day of the month following his or her 55th birthday or date of Termination of Employment, if later. Such Benefit shall be determined under the provisions of Section 3.02, Section 3.04(a) or Section 3.04(b), whichever is applicable, and shall be calculated by using all Credited Service, including any additional years of service with a prior employer if previously granted by the Chief Executive Officer pursuant to Section 1.15, as modified by the applicable provisions of any Termination Protection Agreement between the Company and the Member. The amount of such lump sum payment shall be calculated on the basis of the Mortality Table set forth in Section 1.01 and the IRS Interest Rate;

(iii)	in the event such Member dies after his or her Termination of Employment but before receiving payment, the lump sum payment shall be made to his or her Beneficiary. The calculation of the lump sum payment hereunder shall be based on the Member’s Benefit as if it were paid in the form of a single life annuity to the Member commencing on the Member’s Benefit Commencement Date; provided, however, if the

Member terminates employment prior to reaching his or her 55th birthday, the calculation of the lump sum payment shall be based on the Member’s Benefit as if it were paid in the form of a single life annuity to the Member commencing the first day of the month following his or her 55th birthday or other commencement date designated by the Member, if later.
Such Member (or beneficiary, if applicable) shall automatically receive within ten (10) days after termination, in a single lump sum payment, the Benefit calculated in accordance with this Section 3.10(a).

(b)	All Retirees then receiving or then entitled to receive a Benefit under the Plan, and all Beneficiaries then receiving or then entitled to receive a Benefit under the Plan shall automatically receive, in a single lump sum payment, the Actuarial Equivalent value of any Benefit payments remaining due as of the date the Change in Control Event first occurs, as follows:
(i)	the amount of such lump sum payment shall be calculated on the basis of the Mortality Table set forth in Section 1.01 and the IRS Interest Rate;

(ii)	such lump sum payment shall be made within 90 days following the Change in Control Event;

(iii)	in the event the Retiree dies after such Change in Control Event occurs but before receiving such lump sum payment, such lump sum payment shall be made to his or her Beneficiary. In the event a Beneficiary receiving benefits at the time the Change in Control Event first occurs dies prior to receiving the lump sum payment due under the provisions of this Section 3.10(b), such lump sum payment shall be made to the Beneficiary’s named beneficiary, and if none, to the spouse of the Member’s Beneficiary or if no spouse survives the Member’s Beneficiary, to the estate of the Member’s Beneficiary.
For purposes of this paragraph (b) and determining the annual rate of interest under Section 1.20, payments are scheduled to begin as of the date the Change in Control Event occurs.
3.11	Specified Employee Provisions

Notwithstanding any provision in this Plan to the contrary, to the extent an Eligible Employee is a “specified employee” (as that term is defined in a resolution of the Board of Directors setting forth the definition used by the Company to identify such employees in accordance with Section 409A of the Code) at the time the Eligible Employee has a Termination of Employment, and to the extent that his or her Benefit will be paid on account of such separation from service, such Benefit shall not be paid during the first six months following the Termination of Employment. Each payment to which such specified employee is otherwise entitled upon a Termination of Employment will be delayed by six months. Any payment due the Retiree that he or she would otherwise have received under the Plan during the six month period immediately following such Retiree’s Termination of Employment shall be accumulated, with interest, at the IRS Interest Rate in accordance with procedures established by the Administrative Committee.

ARTICLE 4. GENERAL PROVISIONS
4.01	Administration

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Administrative Committee. The Administrative Committee shall have full discretionary authority to interpret the Plan and resolve all matters arising in connection with the Plan. The Plan is intended, and the Administrative Committee shall interpret and administer the Plan in a manner that will permit the Plan, to comply with the requirements of Section 409A of the Code, including the payment restrictions applicable to “specified employees” as that term is defined in a resolution of the Board setting forth the definition used by the Company to identify such employees in accordance with Section 409A of the Code. The Administrative Committee may adopt procedural rules and may employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Administrative Committee shall be conclusive and binding on all persons. The expenses of the Administrative Committee attributable to the administration of this Plan shall be paid directly by the Company.

4.02	Funding

(a)	All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, unless the provisions of paragraph (b) below are applicable.

(b)	The Board of Directors may, for administrative reasons, establish a grantor trust for the benefit of Eligible Employees in the Plan. The assets of said trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:
(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA;

(ii)	the Company shall be treated as the “grantor” of said trust for purposes of Section 671 and 677 of the Internal Revenue Code; and

(iii)	said trust agreement shall provide that its assets may be used to satisfy claims of the Company’s general creditors, provided that the rights of such general creditors are enforceable under federal and state law.
4.03	No Contract of Employment

The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which such treatment might have upon him or her as an Eligible Employee in the Plan.

4.04	Competency

If the Administrative Committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his or her affairs because of illness or accident, or has died, then the Company, if it so elects, may direct that any payment due his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or for the benefit of his or her spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Administrative Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefore.

4.05	Withholding Taxes

The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

4.06	Nonalienation

Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Administrative Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them, in such manner and proportion as the Administrative Committee may deem proper.

4.07	Forfeiture for Cause

In the event that an Eligible Employee, Member, or Retiree shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Eligible Employee, Member,

or Retiree in his or her relationship with the Company, an Affiliated Company, or a customer of the Company or an Affiliated Company, all Benefits that would otherwise be payable to him or her under the Plan shall be forfeited. If a Retiree shall at any time be under indictment for any such crime, any Benefit amounts payable to such Retiree shall be paid into an interest-bearing escrow account for the benefit of and taxable to the Retiree pending conviction, dismissal or an acquittal in respect thereof. If the Retiree is not convicted, the escrowed amounts shall be released to him or her within thirty days after the date of the dismissal or acquittal. If the Retiree is convicted of such crime, the escrowed amounts shall revert to the Company.

4.08	Mergers/Transfers

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assignees and the Eligible Employee, his or her designees and his or her estate. Nothing in this Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Plan and all obligations of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “Company” shall refer to such other corporation and this Plan shall continue in full force and effect.

4.09	Calculations

Whenever, under this Plan, it is necessary to determine whether one benefit is less than, equal to, or larger than another, whether or not such benefits are provided under this Plan, such determination shall be made by the Company’s independent consulting actuary.

4.10	Elections

All elections, designations, requests, notices, instructions, and other communications from an Eligible Employee, Member, Retiree, or other person to the Administrative Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Administrative Committee, shall be mailed by first-class mail, electronic mail or hand-delivered to the Senior Vice President of Human Resources of the Corporation, unless otherwise specified by the Administrative Committee, and shall be deemed to have been given and delivered only upon actual receipt and acceptance thereof by said Senior Vice President of Human Resources or other designee.

4.11	Acceleration of Payment

Notwithstanding any other provision of the Plan to the contrary, to the extent permitted by Section 409A of the Code, the Company shall make payments hereunder to a Retiree or Beneficiary before such payments are otherwise due if the Administrative Committee determines, based on existing, or a change in the, tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, a decision by a court of competent jurisdiction involving an Eligible Employee, Retiree or Beneficiary, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves an Eligible Employee, Retiree or Beneficiary, that an Eligible Employee, Retiree or Beneficiary has recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable to him or her under the Plan before they are paid to him or her.

4.12	Construction

(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and, therefore, exempt from the requirements of Sections 201, 301 and 401 of ERISA, and is intended to be compliant with the requirements of Section 409A of the Code. All rights hereunder shall be governed by and construed in accordance with the laws of the State of New York and, except to the extent otherwise herein provided, in accordance with the provisions of the Pension Plan.

(b)	The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.

4.13	Insurance Products

The Company may require each Eligible Employee to assist it in obtaining life insurance policies on the lives of such Eligible Employee, which policies would be owned by, and be payable to, the Company. The Eligible Employee may be required to complete an application for life insurance, furnish underwriting information including medical examinations by a life insurance company-approved examiner, and authorize release of medical history to the life insurance company’s underwriter, as designated by the Company. An Eligible Employee shall have no right or interest in such policies or the proceeds thereof.

4.14	Nature of Obligation

No Eligible Employee, Member, Retiree, or Beneficiary shall have any interest in any specific asset of the Company or any Affiliated Company as a result of the Plan. Nothing contained herein shall be deemed to create a trust of any kind of any fiduciary relationship between the Company (or any Affiliated Company) and any Eligible Employee, Member, Retiree, or Beneficiary. Any right to receive any Benefit under the Plan shall only be the right of a general unsecured creditor.

4.15	Claims Procedure

(a)	Claims for benefits under the Plan shall be submitted in writing to the Administrative Committee or to an individual designated by the Administrative Committee for this purpose within 90 days of the latest date upon which the disputed benefit could have been timely made in accordance with the terms of the Plan and section 409A of the Code. The Administrative Committee shall respond to such claim in writing within 60 days, whereupon any appeal shall be submitted in writing to the Administrative Committee or to an individual designated by the Administrative Committee for this purpose within 180 days of the latest date upon which the disputed benefit could have been timely made in accordance with the terms of the Plan and section 409A of the Code.

(b)	No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures promulgated by the Administrative Committee for review of claims.

4.16	Acceleration of or Delay in Payments

The Administrative Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a Benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regulation 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a

Benefit owed to the Participant hereunder, to the extent permitted under Treasury Regulation 1.409A-2(b)(7).

ARTICLE 5. AMENDMENT OR TERMINATION
Except as otherwise provided below, the Corporation, by action of its Board of Directors or the Board of Director’s delegate, reserves the right to modify or to amend, in whole or in part, or to terminate this Plan at any time. However, no modification, amendment or termination of the Plan shall reduce the Benefit being paid to a Retiree or Beneficiary as of the date of any such amendment or termination. In respect of any Member who is not a Retiree, no modification or amendment other than a modification or amendment made in order for the Plan to maintain its status as a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA or based on a change in the tax or revenue laws of the United States of America, including Section 409A of the Code, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, a decision by a court of competent jurisdiction involving an Eligible Employee, Retiree or Beneficiary that is necessary to prevent an Eligible Employee, Retiree, or Beneficiary recognizing income for federal income tax purposes with respect to amounts that are or will be payable to him or her under the Plan before they are paid to him or her shall materially adversely affect such Member, unless such Member consents to such modification or amendment in writing, and if the Plan is terminated by the Company, each Member shall have an immediate nonforfeitable right to a Benefit calculated under Article 3 of the Plan, with the amount determined under Section 3.02(a) based on such Member’s Credited Service and Average Final Compensation to the date of such Plan termination and, unless an earlier payment date is permitted pursuant to Section 409A of the Code, paid in the form and at the time provided for under the generally-applicable terms of the Plan. For purposes of applying the offset of the Member’s benefit under the Pension Plan, the amounts of said pension shall be computed under the provisions of the Plan as though the date of Plan termination was the Member’s date of Termination of Employment. Any action to modify, amend or terminate the Plan by the Board of Directors shall be taken in such manner as may be permitted under the by-laws of the Corporation.
Notwithstanding the foregoing provisions of this Article 5, however, upon the occurrence of a Change in Control Event and at all times thereafter, the Corporation shall not discontinue, terminate, suspend, or amend the Plan, in whole or in part, in any manner that would adversely affect the right of any (i) Member, Retiree or beneficiary to receive the Benefits provided under the Plan or (ii) any Member to earn future Credited Service pursuant to the Plan as in effect on the date immediately prior to the date a Change in Control Event occurs; provided, nothing in this Article 5 should be construed to be a guaranty of continued employment.